UNITED STATES OF AMERICA
Before The
OFFICE OF THRIFT SUPERVISION

In the Matter of:	)
)
TierOne Bank	)	OTS Order No.: CN 10-14
Lincoln, Nebraska	)
)
OTS Docket No. 03309)		Effective Date: March 31, 2010
)

PROMPT CORRECTIVE ACTION DIRECTIVE

WHEREAS, TierOne Bank, Lincoln, Nebraska (Institution), is a federally chartered savings association that is regulated by the Office of Thrift Supervision (OTS);

WHEREAS, Section 38 of the Federal Deposit Insurance Act (FDIA), 12 U.S.C. § 1831o, and Part 565 of the OTS Regulations, 12 C.F.R. Part 565, require insured depository institutions that are undercapitalized to file a capital restoration plan specifying the steps the insured depository institution will take to become at least “adequately capitalized” and remain “adequately capitalized” for four consecutive quarters;

WHEREAS, Section 38 of FDIA, 12 U.S.C. § 1831o, requires the OTS to take prompt corrective action to resolve the problems of insured depository institutions at the least possible long-term loss to the Deposit Insurance Fund;

WHEREAS, Section 565.7 of the OTS Regulations, 12 C.F.R. § 565.7, provides for the OTS’s issuance of directives to take prompt corrective action to resolve the problems of insured depository institutions and to restore their capital;

WHEREAS, the OTS, on November 13, 2009, notified the Institution that it was “Undercapitalized” for purposes of the prompt corrective action provisions of Section 38 of FDIA, 12 U.S.C. § 1831o, and was required to submit a Capital Restoration Plan no later than December 28, 2009;

WHEREAS, the Institution also is not in compliance with the capital standards required by Section 5(t) of the Home Owners’ Loan Act (HOLA), 12 U.S.C. § 1464(t);

WHEREAS, Section 5(t)(6)(B)(ii) of HOLA, 12 U.S.C. § 1464(t)(6)(B)(ii), requires any institution not in compliance with the capital standards to comply with a capital directive issued by the OTS;

WHEREAS, on December 23, 2009, the OTS received the Institution’s capital restoration plan (Capital Restoration Plan);

WHEREAS, the OTS issued a Notice of Intent to Issue this Prompt Corrective Action Directive (PCA Directive) on February 19, 2010 (Notice of Intent); has considered the Institution’s response dated March 5, 2010; and has determined to issue this PCA Directive in order to carry out the purposes of Section 38 of FDIA, 12 U.S.C. § 1831o, and to resolve the Institution’s problems at the least long term cost to the deposit insurance fund;

WHEREAS, the Institution has not submitted a Capital Restoration Plan that is acceptable under Section 567.10 of the OTS Regulations, 12 C.F.R. § 567.10, and Section 38(e)(2) of the FDIA, 12 U.S.C. § 1831o(e)(2); and

WHEREAS, the Institution and its Board of Directors, by execution of the attached Stipulation and Consent (Stipulation) to the issuance of this PCA Directive, the terms of which are incorporated herein by this reference, have stipulated and consented to the issuance of the PCA Directive.

NOW THEREFORE, pursuant to Section 38 of FDIA, 12 U.S.C. § 1831o, including but not limited to subsection (f) thereof, Section 5(t)(6)(B)(ii) of HOLA, 12 U.S.C. § 1464(t)(6)(B)(ii), and Section 565.7 of the OTS Regulations, 12 C.F.R. § 565.7, the OTS directs the Institution and its Board of Directors to do the following1:

PART I – IMPROVING CAPITAL

Section 1.1	Required Recapitalization through Merger, Acquisition, or Sale.

Pursuant to 12 U.S.C. §§ 1831o(f)(2)(A)(iii) and (e)(5), the Institution must be recapitalized prior to May 31, 2010, by (a) merging with or being acquired by another financial institution, financial holding company, or other entity2, or (b) the sale of all or substantially all of the Institution’s assets and liabilities to another financial institution, financial institution holding company, or other entity, whereby the resulting depository institution would be at least “adequately capitalized,” as defined at 12 C.F.R. § 565.4(b), and remain so for four (4) consecutive quarters. The Institution shall submit a binding merger or acquisition agreement to the OTS by April 30, 2010, unless extended in writing by the OTS.  The Institution’s management and Board of Directors shall take appropriate steps to accomplish such merger, acquisition, or sale.

1 The OTS must impose one or more of the presumptive restrictions set forth in 12 U.S.C. § 1831o(f), especially 12 U.S.C. §§ 1831o(f)(3) and (4) if the Institution: (1) is significantly or critically undercapitalized, (2) is undercapitalized and did not submit an acceptable capital restoration plan, or (3)  fails to implement an approved capital restoration plan.
2 For purposes of this PCA Directive, “other entity” may include but is not limited to an individual, a group of individuals, a partnership, a corporation, or any other form of business organization that may, under applicable statutes and regulations, merge with or acquire the Institution or purchase all or substantially all of its assets and liabilities.

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Section 1.2	Efforts to Obtain Capital.

The Board of Directors of the Institution shall at all times make diligent and good faith efforts to cause the Institution to become “adequately capitalized.”  The OTS requires this action pursuant to 12 U.S.C. § 1831o(e)(5) and (f)(2)(J) having determined that such actions will better carry out the purposes of 12 U.S.C. § 1831o.

Section 1.3	Prior Notice Required.

(a)  The Institution and any subsidiary or holding company thereof shall not issue any securities or enter into any agreement, letter of intent, or understanding to merge, consolidate, sell all or substantially all of its assets and liabilities, or otherwise be acquired, or enter into any agreement or understanding to reorganize unless (i) the Institution has provided the OTS with prior written notice of its intention to take such action, and (ii) following such notice, the OTS has provided the Institution with prior written notice of its non-objection to the proposed action by the Institution.

(b)  The OTS requires this action pursuant to 12 U.S.C. § 1831o(e)(5) and (f)(2)(J) having determined that such actions will better carry out the purposes of 12 U.S.C. § 1831o.

Section 1.4	Ongoing Monitoring of Capital Category Required.

(a)  The Institution must monitor its own PCA capital ratios and if the Institution should improve from a lower to a higher PCA capital category, it must continue to comply with each provision of this PCA Directive except to the extent the provision shall be modified, terminated, suspended or set aside by the OTS in writing.

(b)  If the Institution falls into a lower PCA capital category, it must comply immediately with the appropriate additional restrictions contained in 12 U.S.C. § 1831o and 12 C.F.R. § 565.6.

(c)  The OTS requires this action pursuant to 12 U.S.C. § 1831o(f)(2)(J) and based upon a determination by the OTS that such action will better carry out the purposes of Section 38 of the FDIA.

Section 1.5	Reports of Compliance.

No later than the close of business on the 20th day of each month following the Effective Date of this PCA Directive:

(a) The Institution shall submit to the OTS, in a format acceptable to the OTS, a summary of actions taken, during the immediately preceding month, by the Institution and its Board of Directors and executive officers in furtherance of the Institution’s efforts to become “adequately capitalized.”

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(b)  The management of the Institution shall prepare a written report concerning the Institution’s compliance with each of the requirements of this PCA Directive during the preceding month.  The report shall include confirmation that the Institution is in compliance with: (i) all restrictions that apply automatically to an institution that is “Significantly Undercapitalized” and (ii) with the other restrictions and requirements contained in this PCA Directive.

(c)  The Institution shall continue to provide status reports required by Section 1.5 (a)  and (b) until directed otherwise by the Regional Director.  The OTS requires this action pursuant to 12 U.S.C. § 1831o(e)(5) and (f)(2)(J) and based upon a determination by the OTS that such action will better carry out the purposes of Section 38 of the FDIA.

Section 1.6	Adequate Progress.

If the OTS, in its sole discretion, determines that the Institution is failing to make adequate progress towards achieving the requirements set forth in Sections 1.1, 1.2, and 1.3 of this PCA Directive, the OTS may take such further supervisory, enforcement or resolution action as it deems appropriate.

PART II - OPERATING RESTRICTIONS

Section 2.1	Compliance with Mandatory Restrictions.

The Institution shall comply with all of the mandatory prompt corrective action provisions set forth in 12 U.S.C. § 1831o and 12 C.F.R. § 565.6 that automatically apply to the Institution based upon the Institution’s prompt corrective action capital category. These provisions are set forth as follows:

(a) No capital distributions shall be made without the prior written approval of the OTS. 12 U.S.C. § 1831o(d)(1); 12 C.F.R. §§ 565.6(a)(1) and (a)(2)(i).

(b)  No management fees shall be paid to any person having control of the Institution if: (i) the Institution is not adequately capitalized or (ii) after making the payment, the Institution would be undercapitalized.  12 U.S.C. § 1831o(d)(2); 12 C.F.R. §§ 565.6(a)(1) and (a)(2)(i).

(c)  The Institution shall not permit its average total assets during any calendar quarter to exceed its average total assets during the preceding quarter unless (i) the OTS has accepted the Institution’s capital restoration plan, (ii) the increase in total assets is consistent with the plan, and (iii) the Institution’s ratio of tangible equity to assets increases during the calendar quarter at a rate sufficient to enable the Institution to become adequately capitalized within a reasonable time.  12 U.S.C. § 1831o(e)(3); 12 C.F.R. § 565.6(a)(2)(iv).

(d)  The Institution shall not, directly or indirectly, acquire any interest in any company or insured depository institution, establish or acquire any additional branch office, or engage in any new line of business, unless (i) the OTS has accepted the Institution’s capital restoration plan, the Institution is in compliance with the plan, and the OTS determines that the action is consistent with, and will further achievement of the plan, or (ii) the FDIC Board of Directors approves the action.  12 U.S.C. § 1831o(e)(4); 12 C.F.R. § 565.6(a)(2)(v).

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(e)  The Institution shall not, without the OTS’s prior written approval, (i) pay any bonus to any Senior Executive Officer, as that term is defined in 12 C.F.R. § 563.555, or (ii) provide compensation to any Senior Executive Officer exceeding that Officer's average rate of compensation (excluding bonuses, stock options, and profit-sharing) during the 12 calendar months preceding the calendar month in which the Institution became undercapitalized.  12 U.S.C. § 1831o(f)(4); 12 C.F.R. § 565.6(a)(3).

Section 2.2	Affiliate Transactions.

(a)  The Institution shall not engage in any new transaction with any subsidiary, affiliate or institution-affiliated party, as that term is defined in Section 3(u) of the Federal Deposit Insurance Act, 12 U.S.C. § 1813(u), without the prior written non-objection of the Regional Director.

(b)  The OTS is imposing these restrictions pursuant to 12 U.S.C. §§ 1831o(f)(2)(B)(ii) and (f)(2)(J) based on its determination that the restriction is necessary to carry out the purpose of 12 U.S.C. § 1831o.

Section 2.3	Restrictions on Activities Posing Excessive Risk.

The OTS imposes these restrictions pursuant to 12 U.S.C. §§ 1831o(e)(5), (f)(2)(E), and (J), having determined that these activities pose excessive risk to the Institution in view of its current financial condition.  The Institution, directly or indirectly, shall not do any of the following without prior written approval from the OTS:

(a)         release any borrower or guarantor from personal or corporate liability on any loan or extension of credit granted by the Institution, except when the outstanding balance of the loan and other outstanding loans to the borrower or guarantor have been paid in full;

(b)         make or commit to make any investment in any service corporation, finance subsidiary, or operating subsidiary, or any subsidiary of a service corporation;

(c)         enter into any joint venture or limited partnership agreement, directly or indirectly;

(d)         engage in forward commitment (except for firm commitments not exceeding sixty (60) days for the sale of conforming mortgage loans), futures transaction, or financial options transaction;

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(e)        enter into any new contract or agreement for the purchase, sale, or lease of goods, materials, equipment, supplies, services or capital assets where the amount of each contract or agreement exceeds twenty-five thousand dollars ($25,000);

(f)         enter into any renewals or modifications of existing contracts or agreements to be entered into in the normal course of business where the amount of each contract or agreement exceeds one hundred thousand dollars ($100,000);

(g)        enter into any lease or contract for the purchase or sale of real estate or of any interest therein, except that this restriction does not apply to such contracts to be entered into in the ordinary course of business for the purchase or sale of real estate owned due to foreclosure (REO) where the consideration for the contact does not exceed one million dollars ($1,000,000);

(h)        encumber any of its property or other assets, except that the Institution may pledge its assets in connection with borrowings necessary to meet liquidity needs;

(i)         incur any material obligation or contingent liability, except as otherwise permitted by this PCA Directive;

(j)         establish any loan production office or agency office;

(k)        accept any non-cash capital contribution;

(l)         accept, renew, or rollover any deposits not fully insured by the FDIC;

(m)       purchase any new bank-owned life insurance (BOLI);

(n)        extend any credit to executive officers, directors, or principal shareholders; and

(o)        originate or participate in any loan or line of credit, except for the origination of owner-occupied, Qualifying Mortgage Loans, as defined in 12 CFR § 567.1, underwritten in accordance with the criteria established, at the time of loan origination, for loans:

(i)	purchased by Federal Home Loan Mortgage Corporation (FHLMC) or Federal National Mortgage Association (FNMA);

(ii)	guaranteed by the Department of Veterans Affairs against default (VA Mortgage); or

(iii)	insured by the Federal Housing Administration against default (FHA Mortgage).

For purposes of complying with this lending restriction, the Institution may: (i) enter into extensions, refinancings, assumptions or modifications of existing loans or lines that do not involve the granting of new funds provided that for any extension, refinancing, assumption, or modification of an existing loan or line, the Institution shall maintain documentation sufficient to demonstrate that such a transaction was in the best interest of the Institution; and (ii) make disbursements pursuant to legally binding commitments made prior to the Effective Date of this PCA Directive.

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Section 2.4	Liquidity Reporting.

The Institution shall submit electronically to the Regional Director or his authorized representative a liquidity status report each week in a format acceptable to the Regional Director.  The OTS imposes this requirement pursuant to 12 U.S.C. §§ 1831o(e)(5) and (f)(2)(J) based on its determination that the restriction is necessary to carry out the purpose of 12 U.S.C. § 1831o.

PART III - RELIEF FROM RESTRICTIONS

Section 3.1	Waiver Requests.

The Institution may submit written requests to the OTS, requesting the OTS to issue a notice of non-objection for the purpose of either relieving the Institution from certain restrictions hereunder or requesting OTS to provide notice of supervisory non-objection with respect to a particular specifically identified transaction, loan, or investment.

PART IV - GENERAL PROVISIONS

Section 4.1	Jurisdiction.

This PCA Directive constitutes a final order under 12 U.S.C. § 1831o and is enforceable under 12 U.S.C. § 1818(i).

Section 4.2	Definitions.

(a)  All technical words or terms used in this PCA Directive, for which meanings are not specified or otherwise provided by the provisions of this PCA Directive, shall, insofar as applicable, have meanings as defined in Chapter V of Title 12 of the Code of Federal Regulations, HOLA, FDIA, OTS Bulletins, or OTS Examination Handbook.  Any such technical words or terms used in this PCA Directive and undefined in Code of Federal Regulations, HOLA, FDIA, OTS Bulletins or OTS Examination Handbook shall have meanings that are in accordance with the best custom and usage in the savings and loan industry.

(b)  Reference in this PCA Directive to provisions of statutes and regulations shall be deemed to include references to all amendments to such provisions as have been made as of the Effective Date and references to successor provisions as they become applicable.

(c)  The term “Effective Date” has the meaning set forth in Section 4.10 of this PCA Directive.

Section 4.3	Notices.

Except as otherwise provided herein, any request, demand, authorization, direction, notice, consent, waiver or other document provided or permitted by the PCA Directive to be made upon, given or furnished to, delivered to, or filed with the OTS or the Institution shall be in writing and sent by first class U.S. mail (or by reputable overnight courier, electronic facsimile transmission, or hand delivery via messenger) addressed as follows:

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OTS:	Regional Director
Office of Thrift Supervision
One South Wacker Drive, Suite 2000
Chicago, Illinois 60606
Facsimile: (312) 917-5001

Institution:	Chief Executive Officer
TierOne Bank
1235 N Street
Lincoln, Nebraska 68508
Facsimile: (402) 435-0427

Section 4.4	Duration, Termination or Suspension of the PCA Directive.

(a)  The terms and provisions of this PCA Directive shall be binding upon the Institution, its directors, officers, employees, agents, successors, assigns, and other persons participating in the affairs of the Institution.

(b) The PCA Directive shall remain in effect until terminated, modified or suspended in writing by the OTS.

(c)  The OTS, in its discretion, may, by written notice, suspend any or all provisions of the PCA Directive, except for Section 2.1 (Mandatory Restrictions).

Section 4.5	Effect of Headings.

The Part and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 4.6	Separability Clause.

In case any provision in this PCA Directive is ruled to be invalid, illegal or unenforceable by the decision of any court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby unless the OTS, in its sole discretion, determines otherwise.

Section 4.7	No Violations Authorized; Consequences of PCA Directive.

Nothing in this PCA Directive, including, without limitation, any of the timeframes for actions set forth in Part I, shall be construed as:  (i) allowing the Institution to violate any law, rule, regulation, or policy statement to which it is subject or (ii) restricting the OTS from taking such actions as are appropriate in fulfilling the responsibilities placed upon it by law, including, without limitation, actions pursuant to 12 U.S.C. § 1831o, or taking any other type of supervisory, enforcement, or resolution action that the OTS determines to be appropriate.

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Section 4.8	Other Enforcement Document.

(a)  The Supervisory Agreement issued against the Institution effective January 15, 2009, remains in effect.

(b)  Nothing contained in this PCA Directive shall affect or limit the OTS’s ability to take enforcement action in connection with any violation of this enforcement document.

Section 4.9	Incorporation of Stipulation.

The Stipulation is made a part hereof and is incorporated herein by this reference.

Section 4.10	Effective Date of This PCA Directive.

The provisions of this PCA Directive are effective immediately upon the issuance of the PCA Directive by the Regional Director, which is the date indicated on the first page of this PCA Directive (Effective Date).

IT IS SO ORDERED.

OFFICE OF THRIFT SUPERVISION

By: /s/
Daniel T. McKee, Regional Director
Central Region

Date: See Effective Date on page 1

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